UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 8, 2014

OMEGA BRANDS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55216	33-1225672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5005 Interbay Blvd., Tampa, FL		33611
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 813-514-1839

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Item 8.01	Other Items

On October 8, 2014 our company entered into definitive Purchase and Sale Agreement with Mycell Technologies LLC and MCT Beverage Company LLC as vendors, pursuant to which we intend to acquire certain assets of the vendors related to the branded Omega-3 infused beverages and nutritional shots sold under the trade name Omega InfusionTM. In consideration for the assets we will pay $1.00, and 15% of net proceeds received by our company from any future disposition of the assets. As a condition to the Purchase and Sale Agreement, we have also entered into an Emulsion Supply and Formulation Services Agreement with Oceans Omega LLC, a subsidiary of Mycell Technologies, pursuant to which we may acquire Oceans’ proprietary omega-3emulsion used in the production of Omega InfusionTM beverages. The agreement with Oceans Omega creates a 20 year commitment to supply our company with omega-3 emulsion, subject to a royalty equal to $0.15 per twelve pack of Omega InfusionTM beverages sold by our company and which incorporates Oceans’ emulsion.

As at the date of this current report, the Purchase and Sale Agreement has not closed. Closing of the transaction is anticipated to occur at a date to be mutually determined by the parties. On October 9, 2014, we issued a news release describing the Purchase and Sale Agreement and the Emulsion Supply and Formulation Services Agreement.

Item 9.01	Financial Statements and Exhibits

10.1	Purchase and Sale Agreement dated October 8, 2014

10.2	Emulsion Supply and Formulation Services Agreement dated October 8, 2014

99.1	News Release dated October 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA BRANDS INC.

/s/ Richard Russell
Richard Russell
Chief Financial Officer, Treasurer and Secretary

Date: October 9, 2014